Exhibit 5.1

Jason L. Kent

T: +1 212 479 6044

jkent@cooley.com

February 25, 2026

Mirum Pharmaceuticals, Inc.

989 E. Hillsdale Blvd., Suite 300

Foster City, California 94404

Ladies and Gentlemen:

We have acted as counsel to Mirum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 8,960,998 shares (the “Shares”) of common stock, $0.0001 par value per share (“Common Stock”), held or that may be acquired by certain selling stockholders identified in the Prospectus.

The Shares consist of (i) 4,517,062 currently outstanding shares of Common Stock issued by the Company pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of December 6, 2025 (the “Merger Agreement”), by and among the Company, Bjork Merger Sub I, Inc., Bjork Merger Sub II, LLC, Bluejay Therapeutics, Inc. and Fortis Advisors LLC as the securityholders’ representative, (ii) 522,375 shares (the “Holdback Shares”) of Common Stock that may be issued pursuant to the Merger Agreement upon the satisfaction of certain conditions, (iii) 3,385,149 currently outstanding shares of Common Stock issued by the Company pursuant to subscription agreements dated December 7, 2025 and December 18, 2025 (the “Purchase Agreements”) and (iv) up to 536,412 shares (the “Warrant Shares”) of Common Stock issuable upon the exercise of pre-funded warrants (the “Warrants”) to purchase shares of Common Stock issued pursuant to the Purchase Agreements.

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and the Prospectus, (ii) the Company’s certificate of incorporation and bylaws, each as currently in effect, (iii) the Merger Agreement, (iv) the Purchase Agreements, (v) the Warrants and (vi) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With respect to the Holdback Shares and the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the Holdback Shares to exceed the number of shares of Common Stock then available for issuance by the Company or the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company or that the consideration paid upon exercise of the Warrants is below the par value per share of the Common Stock.

Cooley LLP 55 Hudson Yards, New York, NY 10001-2157

t: (212) 479-6000 f: (212) 479-6275 cooley.com

February 25, 2026

Page Two

On the basis of the foregoing, and in reliance thereon, and subject to the assumption, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Shares, other than the Holdback Shares and the Warrant Shares are validly issued, fully paid and nonassessable, (ii) the Holdback Shares, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Jason L. Kent

  Jason L. Kent

Cooley LLP 55 Hudson Yards, New York, NY 10001-2157

t: (212) 479-6000 f: (212) 479-6275 cooley.com